Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Executive Appointments
Whippany, New Jersey, November 13, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the following executive appointments.
Michael Kuglin, the Partnership’s Controller, will assume the additional responsibility of Chief Accounting Officer. He will continue to report to Michael A. Stivala, Chief Financial Officer. Mr. Kuglin joined the Partnership in October 2007 after holding several financial and managerial positions with Alcatel-Lucent and PricewaterhouseCoopers LLP. Since joining the Partnership, he has been instrumental in leading the accounting and financial reporting functions, including oversight of the Partnership’s compliance with the Sarbanes-Oxley Act. Mr. Kuglin is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Sandra N. Zwickel, Counsel, has been appointed Assistant General Counsel. She will continue to report to Paul E. Abel, Vice President, General Counsel and Secretary. Prior to joining the Partnership in June 1999, she held positions at various law firms and with Walsh Securities, Inc., most recently as Assistant General Counsel. Ms. Zwickel is admitted to the bars of New Jersey and New York, and is a member of the Association of Corporate Counsel, the American Bar Association, and the New Jersey Bar Association.
In announcing these appointments, President and Chief Executive Officer Michael J. Dunn, Jr. stated, “Mike has demonstrated outstanding leadership in all financial and accounting aspects of our business. He has become an integral part of our executive team. Sandy has contributed greatly to the success of the Partnership through her guidance in many regulatory and governance requirements. We are delighted to announce both of these well deserved promotions.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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